Exhibit 99:

PRESS RELEASE

CONTACTS:	D. Ben Berry Chairman, President and CEO 252.334.1511 ext 203 or Mark A. Holmes Senior Executive Vice President and CFO 252.334.1511 ext 212

FOR IMMEDIATE RELEASE
April 22, 2003

GATEWAY FINANCIAL HOLDINGS REPORTS RECORD RESULTS FOR QUARTER
ENDED MARCH 31, 2003

Elizabeth City, N.C. – April 22, 2003 – Gateway Financial Holdings, Inc. (NASDAQ: GBTS and GBTSW), the holding company for Gateway Bank and Trust reported financial results today for the quarter ended March 31, 2003.

Significant events during 2003 include:

•	Recorded its ninth consecutive quarter of profitable operations in the first quarter of 2003;

•	Exceeded $250 million in total assets, ending the quarter at $253.8 million; and

•	Announced proposed branch acquisition of the Elizabeth City-Southgate banking office of Central Carolina Bank on April 11, 2003 giving us our tenth banking location.

Net income for the first quarter of 2003 totaled $182 thousand or $0.06 per diluted share compared to $119 thousand or $0.04 per diluted share for the first quarter of 2002. The increase in earnings results from an increase in net interest income of $627 thousand from $1.1 million to $1.8 million and an increase in non-interest income of $362 thousand from $551 thousand to $913 thousand. These increases in revenue were partially offset by an increase in non-interest expenses of $751 thousand. The increase in net interest income was primarily a result of an increase in earning assets, particularly loans receivable, which have increased 49.3% to $172.3 million at March 31, 2003 from $115.5 million at March 31, 2002.

For the first quarter of 2002 non-interest income increased 65.7% to $913 thousand from $551 thousand for the same period in 2002. Revenues from mortgage banking operations nearly tripled in the first quarter 2003 to $177 thousand from $60 thousand for the same period in 2002.

Other non-interest income increased 584.4% to $219 thousand due to one time gains of $119 thousand from the sale of unimproved bank owned real estate and $98 thousand from the sale of one government guaranteed loan. Service charges on deposit accounts increased 72.0% to $184 thousand in the 2003 first quarter from $107 thousand in the 2002 first quarter. Non-interest income represented 34.1% of total revenue for the quarter ended March 31, 2003. Despite the falling interest rate environment the Company’s net interest margin improved to 3.29% for the first quarter 2003 compared to 3.06% in the first quarter of 2002.

Non-interest expenses increased $751 thousand or 50.2% to $2.2 million from $1.5 million for the quarter ended March 31, 2002. The increase in non-interest expenses reflects the addition of personnel as well as costs associated with higher business volumes and branch expansion as we increased our branch offices from four on January 1, 2002 to eight on March 31, 2003.

During the first quarter, Gateway Financial experienced a 9.8% growth in total assets compared to December 31, 2002 finishing the quarter with total assets of $253.8 million. Asset growth for the quarter was fueled by a 12.0% or $21.0 million increase in deposits to $195.6 million from $174.7 million in the fourth quarter 2002. Loans, net of allowance for loan losses increased by $10.6 million or 6.7% to $170.4 million during the quarter. Total assets increased $82.6 million or 48.2%, net loans increased $56.4 million or 49.5%, and deposits grew $71.6 million or 57.7% from balances reported March 31, 2002.

At quarter-end, the bank’s allowance for loan losses equaled $2.0 million or 1.1% of total loans and 142.9% of non-performing loans. At quarter-end, non-performing loans totaled $1,369 thousand or 0.79% of total loans and non-performing assets totaled $1,369 thousand or 0.54% of total assets.

Stockholders’ equity increased $1.2 million or 5.1% for the first quarter 2003 to $24.1 million from $22.9 million for the same period in 2002. At quarter-end stockholders’ equity totaled $24.1 million or 9.5% of total assets. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

D. Ben Berry, President and Chief Executive Officer commented, “We are particularly pleased with our financial performance as we continue to make significant investments in building our franchise. Notable achievements include a 48.2% increase in total assets from March 31, 2002 to March 31, 2003 made up mainly of loans receivable, which increased $56.9 million or 49.3%. This in turn contributed to the increase of our net interest income for the quarter from $1.1M to $1.8M. We continue to prudently grow our company as we enter new markets and generate deposit and loan growth. We are especially gratified to have achieved these results while continuing to invest in the expansion of our bank and the products and services that we offer. We expect these “investments” to benefit the bottom line in future periods and it is consistent with our plan to continue to grow and expand our franchise. Despite the costs associated with these franchise enhancements, we believe our continued expansion is the best way to improve shareholder value. ”

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust. Gateway Bank & Trust is a full-service community bank with offices in Elizabeth City, Edenton, Kitty

Hawk, Plymouth and Roper, North Carolina, and two branches in Chesapeake and one in Virginia Beach, Virginia. The bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary.

Statements contained in this news release, which are not historical facts, are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate”, “should,” “planned”, “estimated”, and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Gateway Financial Holdings, Inc.
Consolidated Condensed Balance Sheets (unaudited) March 31,

	2003	2002

	(Dollars in thousands)
Assets
Cash and cash equivalents:
Cash and due from banks	$5,999	$4,941
Interest-earning deposits with banks	3,834	5,338

Total cash and cash equivalents	9,833	10,279

Investment securities available for sale, at fair value	55,983	34,399
Loans receivable	172,343	115,472
Allowance for loan losses	1,957	1,510

Net loans receivable	170,386	113,962

Bank premises & equipment, net	11,036	6,691
Accrued interest receivable	1,282	976
Stock in Federal Reserve Bank	467	467
Stock in Federal Home Loan Bank	1,670	1,190
Other assets	3,155	3,246

Total assets	$253,812	$171,210

Liabilities and Shareholders’ Equity
Deposits:
Demand deposits	$22,579	$11,525
Savings, Money market & NOW	48,030	27,200
Time deposits over $100,000	43,624	33,114
Other time deposits	81,400	52,227

Total deposits	195,633	124,066

Federal Home Loan Bank Advances	33,200	23,600
Federal funds purchased	—	—
Accrued interest payable and other liabilities	899	625

Total liabilities	229,732	148,291

Shareholders’ Equity
Common stock, $0 par, 10,000,000 authorized 3,006,007 issued and outstanding @ 3/31/03 2,732,765 issued and outstanding @ 3/31/02	24,788	24,788
Paid-in capital	—	—
Retained earnings	(1,120)	(1,810)
Accumulated other comprehensive income (loss)	412	(59)

Total shareholders’ equity	24,080	22,919

Total liabilities and shareholders’ equity	$253,812	$171,210

Gateway Financial Holdings, Inc.
Consolidated Condensed Statement of Operations (unaudited)

	3 months ended March 31,

	2003	2002

	(Dollars in thousands, except per share data)
Interest Income	3,035	2,256
Interest Expense	1,269	1,117

Net Interest Income	1,766	1,139
Provision for loan losses	250	75

Net Int Income After Provision	1,516	1,064
Service charges on deposit accounts	184	107
Insurance operations	295	276
Mortgage banking operations	177	60
Brokerage operations	38	76
Other	219	32

Total noninterest Income	913	551
Personnel costs	1,175	899
Occupancy and equipment	371	216
Data processing fees	127	114
Other	574	267

Total noninterest expense	2,247	1,496

Income Before Income taxes	182	119
Income taxes	—	—

Net Income	182	119

Diluted net income per common share	$0.06	$0.04
Weighted average shares outstanding (in thousands):
	3,006	3,006
Market value per share	$8.95	$8.55
Book value per share	$8.01	$7.62

End of release